EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this 1st day of April, 2022 by and between Southern ITS International, Inc., a Nevada corporation (the “Employer”) and Russell Kidder, an individual (the “Employee”).

Whereas, Employee and Employer would like to structure a mutually beneficial business relationship whereby Employee serves in the capacities enumerated in this Agreement in exchange for compensation similarly enumerated; and

Whereas, Employee and Employer desire to clarify the nature of their business relationship and obligations to the other.

Now therefore, in consideration of the premises and mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

l.Employment.

1.1Employment. The Employer hereby agrees to employ the Employee and the Employee hereby agrees to serve the Employer on the terms and conditions set forth herein.

1.2Duties of Employee. Employee shall be employed as Chief Compliance Officer and shall serve at the direction of and be responsible to the Employer's Board of Directors. Throughout the period of his employment hereunder, the Employee shall: (i) devote his best efforts, business experience, knowledge, and skills, faithfully, diligently, and professionally, to the performance of his duties and responsibilities hereunder on behalf of the Employer at a level at least equal to that generally expected of an employee of a business comparable to that of the Employer, having the rank and responsibilities of the Employee; (ii) implement, observe and carry out such rules, regulations, policies, directions, and restrictions of general application to all employees of the Employer having a rank directly under that of the Employee as may reasonably be established from time to time by the Employer's Board of Directors, including but not limited to the standard policies and procedures of the Employer as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

The Employee shall devote his best efforts and time, ability, and attention to the business of the Employer during the term of this contract. The Employee service to the Company is non-exclusive and be may render services in a business, commercial, or professional nature to any other person or organization.

2.Term.

2.1Term. The term of this Agreement, and the employment of the Employee hereunder, shall be for a term of five (5) years and shall commence on April 1, 2022 (the “Commencement Date”) and shall expire on March 31, 2027 (the “Expiration Date”) unless sooner terminated in accordance with the terms and conditions hereof (the “Term”).

3.Compensation.

3.1Base Salary. As compensation for services under this Agreement, the Employee shall receive an annual salary at the rate of $180,000 per annum for the term of this employment, except as noted below, payable in equal monthly installments during the employment term (the “Base Salary”).

3.2Bonuses. During the Tenn of this Agreement, the Employee shall be eligible to receive bonuses, at the discretion of the Employer, pursuant to any bonus plan established by the Employer for bonus compensation for employees of the Employer having a rank comparable to that of the Employee.

3.3Employer Shares. The Employer shall issue to the Employee, or his designee, on the effective date of this agreement an aggregate of Five Million (5,000,000) shares of shares of Employer's Series B Preferred Stock which shall vest immediately upon issuance. Each share of Series B Preferred Stock shall be convertible into Ten (10) shares of Employer's Common Stock, as more particularly described in the Employer's Certificate of Designation of Series B Preferred Stock, to be filed with the Nevada Secretary of State as soon as feasible following the effective date of this Agreement.

4.Expense Reimbursement and Other Benefits.

4.1Reimbursement of Expenses. During the term of the Employee's employment hereunder, the Employee will be provided an Employer credit card for all reasonable expenses incurred by the Employee in the course of and pursuant to the business of the Employer. If Employee has to use other means of payment for reasonable expenses incurred by the Employee in the course of and pursuant to the business of the Employer then Employee will be reimbursed twice monthly after the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Employer may from time to time adopt.

4.2Compensation/Benefit Programs. During the term of this Agreement, the Employee shall be reimbursed for all medical and dental expenses incurred by the Employee and his family, including out-of-pocket expenses as well as premiums for medical and/or dental insurance, inclusive of all Medicare related premiums.

4.3Automobile Allowance. Employer shall pay to Employee a monthly vehicle allowance of no less than One Thousand dollars ($1,000.00). Payment of such allowance shall constitute all reimbursement to which Employee shall be entitled for use of an automobile during the employment of the Employee hereunder.

4.4Other Benefits. The Employee shall be entitled to Four (4) weeks of vacation each calendar year during the term of this Agreement, to be taken at such times as the Employee and the Employer shall mutually determine and provided that no vacation time shall interfere with the material duties required to be rendered by the Employee hereunder. Any vacation time not taken by Employee during any calendar year may be carried forward into any succeeding calendar year.

5.Termination.

5.1Termination for Cause. The Employer shall at all times have the right, upon written notice to the Employee, to terminate the Employee's employment hereunder, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Employee which constitutes a breach of this Agreement which is not cured within 60 days of the Employer's giving notice of termination to the Employee specifying in reasonable detail the reasons for termination, (ii) the Employee's committing an act constituting fraud, theft, conversion, a crime, or breach of fiduciary duty of Employer, (iii) gross negligence in connection with the performance of the Employee's material duties hereunder, and (iv) the material failure or refusal (other than as a result of a disability) by the Employee to perform his duties hereunder.

5.2Disability. Subject to applicable law, the Employer shall at all times have the right in its discretion, upon written notice to the Employee, to terminate the Employee's employment hereunder, if the Employee shall as the result of mental or physical incapacity, illness or disability become unable to perform his obligations hereunder for a total of 120 days in any 180-day period, or any 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Employer shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Employee severance payments equal to three months of the Employee's Base Salary at the time of the termination of the Employee's employment with the Employer, payable on the Employer's normal payroll payment schedule. The Employer shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs, (z) issuances of Shares under Section 3.3vii), and (aa) payment of unpaid benefits that have accrued through the date of termination.

5.3Death. In the event of the death of the Employee during the Term of his employment hereunder, the Employer shall pay to the estate of the deceased Employee any unpaid Base Salary for a period of one year from the Employee's date of death. The Employer shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Employee's death, subject, however to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs or accrued and used from prior calendar, and (z) payment of unpaid benefits that have accrued through the date of termination).

5.2Resignation. Upon any termination of employment pursuant to this Section 5, the Employee shall be deemed to have resigned as an officer, and if he was then serving as a director of the Employer, as a director, and if required by the Board, the Employee hereby agrees to immediately execute a resignation letter to the Board. If Employee resigns in this circumstance or is asked to resign all terms and conditions contained in this Agreement remain in full force and effect.

6.Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

7.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California

8.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness. shall supersede all prior agreements, understandings, and arrangements, both oral and written, between the Employee and the Employer (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Employer and the Employee.

9.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.

Notice shall be sent, if to the Employer:Southern ITS International, Inc.

74998 Country Club Drive Suite 220-52

Palm Desert, CA 92260

Notice shall be sent, if to the Employee: Russell Kidder

678 S. Calle Petunia
Palm Springs, CA 92262

or to such other address as either party hereto may from time to time give notice to the other.

10.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, and successors.

11.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

12.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights, or remedies under or by reason of this Agreement.

15.Venue. In the event of litigation arising out of this Agreement, venue shall be in Orange County, California.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.